Exhibit 10.3

EMPLOYEE AGREEMENT

THIS EMPLOYEE AGREEMENT made as of August 01, 2023, by and between Armstrong Logistic Inc., a California corporation (the “Company”), whose principal place of business is at 20301 E Walnut Dr. N, Walnut CA 91789; and Zhiliang Zhou (“Employee”).

WHEREAS, the Company wishes to procure the services of Employee under the terms and conditions set forth and Employee wishes to be employed on these terms and conditions.

WHEREAS, the parties to this Employee Agreement wish to enter into a written expression of their relationship as Employer and Employee.

THEREFORE, in consideration of the agreements contained in this Employee Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

Employment

1.1. Employment. The Company agrees to employ Employee, and Employee accepts employment with the Company, on and subject to the terms and conditions set forth in this Employee Agreement.

1.2. Term. The Company will employ the Employee pursuant to this Employee Agreement effective as of August 1, 2023. The employment of employee will be at-will, meaning that employment may be terminated by either party at any time in accordance with the provisions of Article 7.

ARTICLE 2

Duties

2.1. Position and Duties. The Company agrees to employ Employee to act as its Interim CFO. Employee shall be responsible for performing the duties as described in Appendix A attached hereto and made a part hereof. Employee agrees that he will serve the Company faithfully and to the best of his ability during the term of employment, under the direction of the Board of Directors of the Company. The Company and Employee may jointly from time to time to change the nature of Employee’s duties and job title.

2.2. Time Devoted to Work. Employee agrees that he will devote all of the necessary business time, attention, and energies, as well as Employee’s best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. Employee may engage in other business activities unrelated to the Company during the term of this Employee Agreement so long as such other business activities do not interfere with the terms and conditions of this Employee Agreement.

ARTICLE 3

Place of Employment

3.1. Place of Employment.  Employee shall perform his duties under this Employee Agreement remotely, without a specific physical location requirement.

ARTICLE 4

Compensation of Employee

4.1. Base Compensation. For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $10,000.00 per month (the “base salary”), which shall be payable to Employee not less frequently than bi-monthly, or as is consistent with the Company’s practice for its other employees.

4.2. Withholding. All amounts due from the Company to the Employee hereunder shall be paid to the Employee net of all taxes and other amounts which the Company is required to withhold by law.

4.3. Reimbursement for Business Expenses. Subject to the approval of the Company, the Company shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee’s duties and obligations under this Employee Agreement, but only if Employee properly accounts for expenses in accordance with the Company’s policies.

ARTICLE 5

Vacations and Other Paid Absences

5.1. Vacation Days. Employee shall be entitled to the same paid vacation days each calendar year during the term of this Employee Agreement as authorized by the Company for its other employees.

5.2. Holidays.  Employee shall be entitled to the same paid holidays as authorized by the Company for its other employees.

5.3. Sick Days and Personal Absence Days. Employee shall be entitled to the same number of paid sick days and personal absence days as authorized by the Company for its other employees.

ARTICLE 6

Fringe Benefits

Employee shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be, maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. No amounts paid to Employee from an employee benefit plan shall count as compensation due Employee as base salary or additional compensation.  Nothing in this Employee Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Employee and other Company employees.

ARTICLE 7

Termination of Employment

7.1. Termination of Employment. Employee’s employment hereunder shall automatically terminate upon (i) his death; (ii) Employee voluntarily leaving the employ of the Company; (iii) at the Company’s sole discretion, upon fifteen (15) days prior written notice to Employee if the Company terminates his employment hereunder without “cause;” (iv) at the Company’s sole discretion, upon two (2) days prior written notice to Employee if the Company terminates his employment hereunder for “cause.” For purposes hereof, “cause” shall include (i) Employee’s willful malfeasance, misfeasance, nonfeasance or gross negligence in connection with the performance of his duties (which shall not include any exercise of business judgment in good faith), (ii) any willful misrepresentation or concealment of a material fact made by Employee in connection with this Employee Agreement; or (iii) the willful breach of any material covenant made by Employee hereunder.

7.2. Payments on Termination. In the event that Employee’s employment under this agreement is terminated for any reason, Company shall promptly pay Employee any amounts due to Employee under this agreement, including any salary accrued through the date of termination, and reimbursement for business related expenses during the period of Employee’s employment, providing that such expenses are submitted in accordance with Company policies, but such payments shall be in full satisfaction of all Company’s obligations to Employee.

ARTICLE 8

Binding Agreement

15.1. Company’s Successors.  The rights and obligations of the Company under this Employee Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

15.2. Employee’s Successors. This Employee Agreement shall inure to the benefit and be enforceable by Employee’s personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee’s legatees or, if no such person or persons have been designated, to Employee’s estate.

ARTICLE 9

Governing Law and Venue

 This Agreement shall be deemed to have been entered into by all parties within the State of California and all questions regarding the validity and interpretation of this Employee Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California without regard to choice of law provisions.

ARTICLE 10

Arbitration of Disputes

If a dispute arises out of or relates to this Employee Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration, litigation or some other dispute resolution procedure.

ARTICLE 11

Acknowledgment

Employee acknowledges that he has had the benefit of independent professional counsel with respect to this Agreement and that the Employee is not relying upon the Company, the Company’s attorneys or any person on behalf of or retained by the Company for any advice or counsel with respect to this Agreement.

IN WITNESS, the parties have executed this Employee Agreement in duplicate on the date and year first above written.

Employee,

/s/ Zhiliang Zhou
Name:	Zhiliang Zhou

Armstrong Logistic Inc.,

/s/ Tong Wu
Name:	Tong Wu / CAO

Appendix A

Duties of Employee

Responsible for monthly financial reporting, cash flow projections, and ensures regulatory filings are completed accurately and on time.

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